As filed with the Securities and Exchange Commission on July __, 1998
                                              Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                    SUNRISE INTERNATIONAL LEASING CORPORATION
             (Exact name of registrant as specified in its charter)
      Delaware                                                    41-1632858
(State or other jurisdiction of                                (I.R.S. Employer
incorporation or organization)                               Identification No.)
                        5500 Wayzata Boulevard, Suite 725
                          Minneapolis, Minnesota 55416
                                 (612) 513-3200
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  Peter J. King
          Chairman, Chief Executive Officer and Chief Financial Officer
                    Sunrise International Leasing Corporation
                        5500 Wayzata Boulevard, Suite 725
                          Minneapolis, Minnesota 55416

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                                  John F. Wurm
                            Fredrikson & Byron, P.A.
               1100 International Centre, 900 Second Avenue South
                          Minneapolis, Minnesota 55402
                                 (612) 347-7127

        Approximate date of commencement of proposed sale to the public:
    From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being offered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [ X ]

                         CALCULATION OF REGISTRATION FEE
============================== =========== ================= =============== ====================
                                 Amount                      Aggregate          Amount of
Title of Each Class of           to be     Offering Price      Offering        Registration
Securities to be Registered    Registered  Per Unit(1)         Price               Fee
============================== =========== ================= =============== ====================
Common Stock to be offered     143,850
by Selling Stockholders        Shares          $3.5625        $512,465.62          $151.18
============================== =========== ================= =============== ====================

(1) For purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, such amount is based upon the average of the high and low sales prices of registrant's Common Stock on July 14, 1998.

         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS

                    Sunrise International Leasing Corporation

                         143,850 Shares of Common Stock

         This Prospectus relates to the offer and sale of up to 143,850 shares of Common Stock (the "Shares"), $.01 par value, of Sunrise International Leasing Corporation, a Delaware corporation (the "Company"), by certain persons (collectively, the "Selling Stockholders") who received the Shares pursuant to the Company's acquisition of The P. J. King Companies, Inc. d/b/a International Leasing Corporation ("ILC") in February 1995. The Selling Stockholders may offer their Shares from time to time through or to brokers or dealers in the over-the-counter market at market prices prevailing at the time of sale or in one or more negotiated transactions at prices acceptable to the Selling Stockholders. (See "Plan of Distribution"). The Company will not receive any proceeds from sales of Shares by the Selling Stockholders.

         The Company will bear all expenses of the offering (estimated to be $4,851), except that the Selling Stockholders will pay any applicable underwriter's commissions and expenses, brokerage fees or transfer taxes, as well as any fees and disbursements of counsel and experts for the Selling Stockholders.

         The Company's Common Stock is traded on the Nasdaq National Market under the symbol "SUNL." The closing bid price of the Company's Common Stock on July 14, 1998, as reported by the Nasdaq National Market, was $3.625 per share.


                               -------------------


                FOR INFORMATION CONCERNING CERTAIN RISKS RELATING
             TO THIS OFFERING SEE "RISK FACTORS" BEGINNING ON PAGE 5

                               -------------------


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is July __, 1998.

         No person is authorized to give any information or to make any representations, other than those contained or incorporated by reference in this Prospectus, in connection with the offering contemplated hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to its date.


                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C., 20549, and at the Commission's regional offices in New York (75 Park Place, New York, New York 10007) and Chicago (500 West Madison, Suite 1400, Chicago, Illinois 60661). Copies of such material can be obtained from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, since May 1996 the Company has electronically filed with the Commission all reports, proxy and information statements and other information regarding the Company required to be filed electronically, which documents are available at http://www.sec.gov on the web site that the Commission maintains.

         The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933 with respect to the securities offered hereby. For further information with respect to the Company and such securities, reference is made to such Registration Statement and to the exhibits thereto. Any statement contained or incorporated by reference herein concerning the provisions of any document is qualified in its entirety by reference to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The Annual Report on Form 10-K for the fiscal year ended March 31, 1998 filed by the Company with the Commission pursuant to the Exchange Act, is hereby incorporated by reference in this Prospectus and shall be deemed to be a part hereof.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

         The Company will provide without charge to each person, including any beneficial owner to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Peter J. King, President, telephone (612) 513-3200.

                                   THE COMPANY

         Sunrise International Leasing Corporation, a Delaware corporation (the "Company"), is the issuer of the Shares offered by the Selling Shareholders pursuant to this Prospectus. The Company is engaged in the business of equipment leasing. The Company's principal executive offices are located at 5500 Wayzata Boulevard, Suite 725, Minneapolis, Minnesota 55416, and its telephone number is
(612) 513-3200.


                                  RISK FACTORS

         Prospective investors should carefully consider the following risk factors.

         1. Highly Competitive Industry. The equipment leasing business is highly competitive. The Company competes with numerous companies, including leasing companies, commercial banks and financial institutions, some of which the Company relies on to obtain capital to finance its leases. Most of the Company's competitors are significantly larger and have substantially greater resources than the Company. The Company typically chooses not to compete with large leasing companies for those leases in which the cost of the equipment greatly exceeds the amount of non-recourse financing available.

         2. Risk of Additional Loan and Lease Write-Offs. While the Company believes that its current reserves are adequate, it continues to monitor a restructured loan and a material lease, as to which, at March 31, 1998, the Company had an aggregate book value of $4.1 million and an aggregate remaining contractual balance of $9.5 million. While lessee payments are being received on a monthly basis, there is no assurance that such payments will continue on an uninterrupted basis or that the Company is adequately secured. Any future losses on such loans and leases incurred in excess of the Company's reserves would likely affect the Company's future earnings and cash flows, and may cause the Company to be in violation of one or more of its covenants under its credit agreements with its financing sources.

         3. Financing. The Company's growth and profitability are dependent to a great extent on the Company's ability to finance revenue producing assets. The King Management Corporation's financing commitment, as well as continued reduction in the amount of non-performing assets, have enhanced the Company's ability to obtain required financing. While the Company has been successful in obtaining required recourse and non-recourse financing to date, there is no assurance that all required financing will be available in the future.

         4. Major Customers/Vendors. At March 31, 1998 and March 31, 1997, no leases outstanding to any individual lessee exceeded 5% of the total lease portfolio, except in cases where the leases had been discounted without recourse to a financial institution. However, 52.6% of the Company's total leasing revenue for the year ended March 31, 1998 was generated through a single vendor leasing program. Should this program terminate, the Company would continue to realize related revenues for a period of up to three years. If the program were to terminate, however, and the Company was unable to replace this business, the Company's future financial results could be materially and adversely affected.

         5. Residual Values and Potential Rapid Obsolescence of Leased Equipment. The value of the data processing equipment leased by the Company to its customers represents a substantial portion of the Company's capital. At the inception of each lease, the Company estimates the residual value of the leased equipment, which is the estimated market value of the equipment at the end of the initial lease term. The actual realized residual value of leased equipment may differ from its estimated residual value, resulting in profit or loss when the leased equipment is sold or leased again at the end of the initial lease term. If a lessee defaults on a lease which has been discounted by the Company to a financial institution, the financial institution may foreclose on its security interest in the leased equipment, and the Company may not realize any portion of such residual value. In addition, the high technology equipment which comprises the bulk of the Company's lease portfolio is subject to rapid technological obsolescence typical of the computer industry.

         During the fiscal year ended March 31, 1998, the Company experienced losses on a specific vendor program and established reserves to cover anticipated losses in future periods. In addition, the Company will be depreciating future equipment acquisitions from this vendor program more quickly. The trend towards shortened product life cycles will continue to add additional risk to maintaining historical leasing margins.

                                 USE OF PROCEEDS

         The Company will receive no proceeds from the sale of Shares by the Selling Stockholders.

                              SELLING STOCKHOLDERS

         Set forth below are the names of the Selling Stockholders, their relationships to the Company, the number of shares of Common Stock of the Company beneficially owned by each of them as of July 9, 1998, the number of shares offered hereby and the percentage of the outstanding Common Stock to be owned if all the shares registered hereunder are sold by the Selling Stockholders. The shares offered hereby shall be deemed to include shares offered by any pledgee, donee, transferee or other successor in interest of any of the Selling Stockholders listed below, provided that this prospectus is amended or supplemented if required by applicable law.

                                                                               Percentage of
                           Number of Shares         Number of Shares        Shares Owned After
Name                      Beneficially Owned         Offered Hereby           Sale of Shares
----                      ------------------         --------------           --------------
Andrew Sall (1)                  5,029                     5,029                    *
Daniel W. Cadwell                6,035                     6,035                    *
Kelley A. Ross                   1,508                     1,508                    *
Barry J. Schwach (2)           138,218(3)                120,718                    *
James C. Teal                    3,017                     3,017                    *
Denise A. Willhite               1,508                     1,508                    *
Susan L. Rehberger               6,035                     6,035                    *
---------------------


*    Less than 1%.

(1) Mr. Sall served as a director of the Company from February 1995 until October 1997.

(2) Mr. Schwach served as the Company's Chief Financial Officer from February 1995 until November 1997.

(3) Includes 17,500 shares which may be acquired by Mr. Schwach upon exercise of exercisable stock options.

                              PLAN OF DISTRIBUTION

         The Selling Stockholders have advised the Company that all or a portion of the Shares offered by the Selling Stockholders hereby may be sold from time to time by the Selling Stockholders or, after amendment or supplement of this prospectus, if required by law, by pledgees, donees, transferees or other successors in interest. Such sales may be made in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following means: (a) ordinary brokerage or market making transactions and transactions in which the broker or dealer solicits purchasers;
(b) block trades in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; and (c) purchases by a broker or dealer as principal and resales by such broker or dealer for its account pursuant to this Prospectus. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Stockholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Act may be sold under Rule 144 rather than pursuant to this Prospectus.

         The Company and the Selling Stockholders have agreed to indemnify each other against certain liabilities, including liabilities arising under the Securities Act.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


         The estimated expenses in connection with this offering are as follows:

         Securities and Exchange Commission
           Filing Fee....................................................$151
         Printing and Engraving Fees and Expenses.........................500*
         Legal Fees and Expenses........................................3,000*
         Accounting Fees and Expenses...................................1,000*
         Miscellaneous................................................... 200*
                                                                       ------
         Total Expenses................................................$4,851*
                                                                       ======
-------------
*Estimated


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Under Delaware law, the directors and officers of the Company are entitled, under certain circumstances, to be indemnified by the Company against all expenses and liabilities incurred or imposed upon them as a result of suits brought against them as such directors and officers, if they act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful, except that no indemnification shall be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the Company, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to be indemnified for such expenses which such court shall deem proper. Any such indemnification may be made by the Company only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable statutory standard of conduct.

         Article 7 of the Company's Certificate of Incorporation provides that a director shall not be liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the Delaware statutory provisions making directors personally liable for unlawful payment of dividends or unlawful stock repurchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit.

         The Bylaws of the Company provide that the officers and directors of the Company and certain others shall be indemnified substantially to the same extent permitted by Delaware law, as amended from time to time. The Board of Directors has discretion to indemnify any employee of the Company for actions arising by reason of the employee's employment with the Company. Expenses incurred by officers and directors in defending actions, suits, or proceedings shall be paid by the Company in advance of any final disposition if such officer or directors agrees to repay such amounts if it is ultimately determined that he or she is not entitled to be indemnified under Delaware law.

         The Company maintains a standard policy of officers' and directors' liability insurance.

ITEM 16.  EXHIBITS.

Exhibit
No.      Document

4.1      Specimen of Common  Stock  Certificate  (incorporated  by  reference to
         Exhibit 4.1 to the Company's Form 10-Q for the quarter ended September 30, 1997).

4.2 Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the Company's Form 10-Q for the quarter ended September 30, 1997).

4.3 Bylaws (incorporated by reference to Exhibit 3.2 to the Company's Form 10-Q for the quarter ended September 30, 1997).

5        Opinion and Consent of Fredrikson & Byron, P.A.

23.1     Consent of Deloitte & Touche LLP

23.2     Consent of Arthur Andersen LLP

23.3 Consent of Fredrikson & Byron, P.A. - included in their opinion filed as Exhibit 5.

24       Power  of  attorney   from  certain   directors   and  officers  -  see
         "Signatures" on page II-5.


ITEM 17.  UNDERTAKINGS.

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                           Provided,however,   that  paragraphs   (a)(1)(i)  and
                           (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                  (2) That, for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
         Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 15th day of July, 1998.

                                      SUNRISE INTERNATIONAL LEASING CORPORATION



                                      By/s/ Peter J. King
                                      Peter J. King, Chairman, Chief Executive
                                      Officer and Chief Financial Officer


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


                               (Power of Attorney)

         Each person whose signature appears below constitutes and appoints Peter J. King and Jeffrey G. Jacobsen his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to the Registration Statement on Form S-3 of Sunrise International Leasing Corporation and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and for all intent and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Signature                       Title                                   Date


/s/ Peter J.King         Chairman, Chief Executive                 July 15, 1998
Peter J. King            Officer and Chief Financial Officer
                         (Principal Executive Officer and
                         Principal Financial Officer)


/s/ Jeffrey G. Jacobsen  Secretary and Director                    July 15, 1998
Jeffrey G. Jacobsen


/s/ Donald R. Brattain   Director                                  July 15, 1998
Donald R. Brattain


/s/ Thomas R. King       Director                                  July 15, 1998
Thomas R. King


/s/ Nanette Herpst       Manager of Corporate Accounting           July 15, 1998
Nanette Herpst           (Principal Accounting Officer)

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  EXHIBIT INDEX
                                       TO
                         FORM S-3 REGISTRATION STATEMENT

                    SUNRISE INTERNATIONAL LEASING CORPORATION
             (Exact name of Registrant as specified in its charter)


Exhibit           Description

4.1*     Specimen of Common  Stock  Certificate  (incorporated  by  reference to
         Exhibit 4.1 to the Company's Form 10-Q for the quarter ended September 30, 1997).

4.2* Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the Company's Form 10-Q for the quarter ended September 30, 1997).

4.3* Bylaws (incorporated by reference to Exhibit 3.2 to the Company's Form 10-Q for the quarter ended September 30, 1997).

5        Opinion and Consent of Fredrikson & Byron, P.A.

23.1     Consent of Deloitte & Touche LLP

23.2     Consent of Arthur Andersen LLP

23.3 Consent of Fredrikson & Byron, P.A. - included in their opinion filed as Exhibit 5.

24       Power  of  attorney   from  certain   directors   and  officers  -  see
         "Signatures" on page II-5.


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*        Incorporated by reference.